Exhibit 99.1
FOR IMMEDIATE RELEASE
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             ALDILA NOT A TARGET OF CARBON FIBER INVESTIGATION
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     POWAY,  Calif.,--(BUSINESS  WIRE)--Aug.  25,  1999--Aldila,  Inc. said today it has received verbal assurance from the U.S. Department of Justice that the company is not at this time a target of the grand jury investigation into alleged price fixing by certain producers of carbon fiber and prepreg material, although it has been subpoenaed as a subject of the investigation. The company also stated that it is not a defendant in any class action lawsuits and that none of its manufacturing facilities have been "raided" by the federal government.

     "Aldila was to a substantial extent a purchaser of carbon fiber and graphite prepreg material for its core golf shaft operations, rather than a seller of these products, during the period we understand is covered by the investigation," said Gary T. Barbera, Chairman and Chief Executive Officer, Aldila, Inc. "Although Aldila has sold graphite prepreg to outside customers since 1997, the majority of the company's prepreg material has been consumed in our core golf shaft operations since prepreg production began in 1994."

     "Aldila's production of carbon fiber began in Evanston, Wyoming in 1998 and the company has sold limited amounts of carbon fiber to outside customers mostly in 1999," Mr. Barbera said. "Until recently, however, the majority of our carbon fiber production has been used in the production of graphite golf shafts."

     Aldila, Inc. is the world's leading manufacturer of graphite golf shafts used in clubs assembled and marketed throughout the world by leading golf club companies, distributors and custom clubmakers. Through vertical integration, the company manufactures carbon fiber and composite prepreg for its gold shaft business and for outside sales to commercial customers.

Investor Contact: Aldila, Inc. Robert J. Cierzan, Vice Pres. Finance Mary Lou Coburn, Investors Relations 858/513-1801 or Media Contact: Sard Verbinnen & Co. Anna Cordasco / Anton Nicholas 212/687-8080.